Exhibit 99.1

Tenon Medical, Inc. Announces 1:35 Reverse Stock Split

Los Gatos, CA, August 6, 2026 - Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon” or the “Company”), a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders, today announced a 1-for-35 reverse stock split of the Company’s issued and outstanding common stock.

The reverse stock split will become effective at 12:01, Eastern Time, on August 10, 2026, prior to the commencement of trading on the Nasdaq Capital Market. As of that time, each 35 shares of issued and outstanding common stock will be converted into one share of common stock. The Company’s common stock is expected to commence trading on a split-adjusted basis when the markets open on August 10, 2026, under the existing trading symbol “TNON.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 88066N402.

At the annual meeting held on July 23, 2026, the Company’s stockholders approved the reverse stock split. The primary goal of the reverse stock split is to increase the per share market price of the Company’s common stock to meet the minimum $1.00 average closing price requirement for continued listing on the Nasdaq Capital Market.

Vstock Transfer, LLC (“Vstock”), the Company’s transfer agent, is acting as the exchange agent for the reverse stock split. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record holding certificates representing pre-split shares of the Company’s common stock, as applicable, will receive a letter of transmittal from Vstock with instructions on how to surrender certificates representing pre-split shares. Stockholders should not send in their pre-split certificates until they receive a letter of transmittal from Vstock. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, stockholders of record who held pre-split certificates will receive their post-split shares book-entry and will be receiving a statement from Vstock regarding their common stock ownership post-reverse stock split. No fractional shares will be issued in connection with the reverse stock split. All fractional shares will be rounded up to the next whole share.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement, as amended (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2026, which is available free of charge at the SEC’s website, www.sec.gov, and on the Company’s Investor Relations website at https://ir.tenonmed.com/.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran™ SI Joint Fusion System that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon is focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+ are also trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking statements often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the Company’s ability to meet the minimum $1.00 average closing price requirement for continued listing on the Nasdaq Capital Market. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any of its forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine

203-741-8811

MZ North America

tenon@mzgroup.us